UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Bronco Drilling Company, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Bronco Drilling Company, Inc.
16217 N. May Avenue
Edmond, Oklahoma 73013
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On June 1, 2007
Dear Stockholder:
     Notice is hereby given that the 2007 annual meeting of stockholders of Bronco Drilling Company, Inc., which we refer to as we, Bronco or the Company, will be held on June 1, 2007 at 10:00 a.m. at the Simmons Center, 800 Chisholm Trail Parkway, Duncan, Oklahoma 73533. During the annual meeting, we will address the following items of business:
(1)	the election of directors; and

(2)	such other business as may properly come before the annual meeting or any adjournments or postponements thereof.
     Accompanying this notice is the proxy statement, which provides information about our board of directors and management team, and further describes the business we will conduct at the meeting. This notice and proxy statement are first being mailed to stockholders on or about May 4, 2007. Enclosed for your information is our Annual Report on Form 10-K for the year ended December 31, 2006.
     Only stockholders of record as of the close of business on April 20, 2007 will be entitled to notice of, and to vote at, the annual meeting. We sincerely hope you will be able to attend the meeting. Whether or not you plan to attend, it is important that your shares be represented and voted at the meeting, and, therefore, we urge you to complete, sign, date and return the enclosed proxy card in the envelope provided for this purpose. If you have previously submitted a proxy and attend the annual meeting in person, you may revoke the proxy and vote in person on all matters submitted at the annual meeting.
Sincerely yours,
/s/ ZACHARY M. GRAVES
Zachary M. Graves
Secretary
Oklahoma City, Oklahoma
April 27, 2007

BRONCO DRILLING COMPANY, INC.
16217 N. May Avenue
Edmond, Oklahoma 73013
PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
June 1, 2007
GENERAL INFORMATION
Solicitation and Revocability of Proxies
     The board of directors of Bronco Drilling Company, Inc. is soliciting proxies in connection with our 2007 annual meeting of stockholders and any adjournments or postponements thereof to be held on June 1, 2007 at 10:00 a.m. at the Simmons Center, 800 Chisholm Trail Parkway, Duncan, Oklahoma 73533. The approximate date on which this proxy statement and the enclosed proxy card, notice of meeting, and Annual Report on Form 10-K are first being mailed to stockholders of record is May 4, 2007.
     If the accompanying proxy card is duly executed and returned, the shares of our common stock represented thereby will be voted in accordance with our board’s recommendations set forth in this proxy statement and, where the stockholder makes a specification, will be voted in accordance with such specification. You may revoke your proxy and change your vote at any time before the proxy has been exercised at the annual meeting. If you are a registered holder, your proxy can be revoked in several ways: (1) by timely delivery of a written revocation delivered to the corporate secretary; (2) by submitting another valid proxy bearing a later date; or (3) by attending the meeting in person and giving the inspector of election notice that you intend to vote your shares in person. If your shares are held in street name by a broker, you must contact your broker in order to revoke your proxy, but generally, you may change your vote by submitting new voting instructions to your broker, trustee or nominee, or, if you have obtained a legal proxy from your broker or nominee giving you the right to vote your shares, by attending the meeting and voting in person.
Shares Outstanding and Voting Rights
     As of April 20, 2007, 26,019,441 shares of our common stock, par value $0.01 per share, were outstanding. The common stock constitutes our only class of voting securities. Only stockholders of record as of the close of business on the record date of April 20, 2007 are entitled to receive notice of, and to vote at the annual meeting. Holders of our common stock are entitled to one vote for each share so held. Holders of our common stock do not have cumulative voting rights with respect to the election of directors. We will have a list of stockholders available for inspection for at least ten days prior to the annual meeting at our principal executive offices and at the annual meeting.
Quorum and Required Vote
     Quorum. Unless a quorum is present at our annual meeting, no action may be taken at the meeting except the adjournment thereof until a later time. The presence, in person or by proxy, of holders of a majority of the voting power of all outstanding shares of common stock entitled to vote at the annual meeting are necessary to constitute a quorum. Shares that are represented at the annual meeting but abstain from voting on any or all matters and “broker non-votes” (shares held by brokers or nominees for which they have no discretionary power to vote on a particular matter and have received no instructions from the beneficial owners or persons entitled to vote) will be counted as shares present and entitled to vote in determining the presence or absence of a quorum. The inspector of election appointed for the annual meeting will determine the number of shares of our common stock present at the meeting, determine the validity of proxies and ballots, determine whether or not a quorum is present, and count all votes and ballots.

     Required Vote. If a quorum is obtained, directors are elected by a plurality of the votes cast by stockholders present, in person or by proxy, at the annual meeting and entitled to vote. This means that the five nominees will be elected if they receive more affirmative votes than any other nominees. Votes marked “For” Proposal One will be counted in favor of all nominees, except to the extent the proxy withholds authority to vote for a specified nominee. Votes “Withheld” from a nominee also have no effect on the vote since a plurality of the votes cast at the annual meeting is required for the election of each nominee. Stockholders may not abstain from voting with respect to the election of directors. Because the election of directors is a routine matter for which specific instructions from beneficial owners will not be required, no “broker non-votes” will arise in the context of Proposal One.
QUESTIONS AND ANSWERS ABOUT
THE MEETING AND VOTING
1. What is a proxy and how does the proxy process operate?
     The proxy process is the means by which corporate stockholders can exercise their rights to vote for the election of directors and other corporate proposals. A proxy is your legal designation of another person to vote the stock you own. The people that you designate to vote your shares are called proxies. D. Frank Harrison, Mark Dubberstein and Zachary M. Graves have been designated as proxies for the annual meeting. The term “proxy” also refers to the written document or “proxy card” that you sign to authorize those persons to vote your shares.
     By executing the proxy card, you authorize the above-named individuals to act as your proxies to vote your shares in the manner that you specify. The proxy voting mechanism is vitally important to us. In order for us to obtain the necessary stockholder approval of proposals, a “quorum” of stockholders must be represented at the meeting. The presence, in person or by proxy, of holders of a majority of the voting power of all outstanding shares of common stock entitled to vote at our annual meeting are necessary to constitute a quorum at the annual meeting. Since few stockholders can spend the time or money to attend stockholder meetings in person, voting by proxy is necessary to obtain a quorum and complete the stockholder vote.
2. What is a proxy statement?
     The proxy statement is a disclosure document in which we furnish you with important information to assist you in deciding whether to authorize the proxies to vote on your behalf.
3. What is the purpose of holding this meeting?
     We are holding the annual meeting to elect directors. The director nominees have been nominated and recommended by our board. If any other matters requiring a stockholder vote properly come before the meeting, those stockholders present at the meeting and the proxies who have been appointed by our stockholders will vote as they think appropriate.
4. What is the difference between a stockholder of record and a stockholder who holds stock in street name?
     If your shares are registered in your name with our transfer agent, Computershare Trust Company, N.A., you are a stockholder of record with respect to those shares. As a stockholder of record, you have the right to grant your voting proxy directly to us or to a third party, or to vote in person at the meeting.
     If you are the beneficial owner of shares and they are held in the name of your broker, bank or other nominee, then your shares are held in “street name.” Your broker, bank or other nominee, as the record holder of your shares, is required to vote those shares in accordance with your instructions. If you beneficially own shares in street name, these proxy materials are being forwarded to you together with a voting instruction card on behalf of your broker, bank or other nominee. As the beneficial owner, you have the right to direct your broker, bank or nominee how to vote and you are also invited to attend the annual meeting. Your broker, bank or nominee has enclosed or provided voting instructions for you to use in directing the broker, bank or other nominee how to vote your shares. Since a beneficial owner in street name is not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from the broker, bank or other nominee that holds your shares, giving you the right to vote the shares at the meeting.
5. What is the record date and what does it mean?
     The record date for the annual meeting is April 20, 2007. The record date is established by our board as required by Delaware law. Owners of record of our common stock at the close of business on the record date are entitled to receive notice of the meeting and vote at the meeting and any adjournments or postponements of the meeting.
6. What different methods can I use to vote?
     By mail by sending in the written proxy card: If your shares are registered directly in your name as the holder of record, you may vote your shares by marking, signing, dating and mailing the proxy card in the postage paid envelope that we have provided. All stockholders of record on the record date can vote by this written proxy card. If your shares are held in street name, you must vote by giving instructions to your bank, broker or nominee. Only your broker, bank or other nominee can give a proxy with respect to your shares. You should receive a proxy card from your bank or broker, which you must return to have your shares voted. If you have not received a proxy card from your bank or broker, you may contact it directly to provide it with instructions on how you wish to vote.
     In person: If you are a registered stockholder and attend the annual meeting, you may deliver your completed and signed proxy card in person. If your shares are held in street name, and you wish to vote in person at the annual meeting, you will need to obtain a legal proxy form from your broker or bank that holds your shares of record and you must bring that document to the annual meeting.
7. What is the effect of not voting?
     The effect of not voting depends on how you own your shares. If you own shares as a registered holder, rather than through a broker or nominee, your unvoted shares will not be represented at the meeting and will not count toward the quorum requirement. Assuming a quorum is obtained, your unvoted shares will not affect whether the proposal is approved or rejected. If you own shares through a broker or nominee and do not vote, your broker or nominee may represent your shares at the meeting for purposes of obtaining a quorum. As described in the answer to the following question, if you do not provide your broker or nominee voting instruction, your broker or nominee may or may not vote your shares, depending upon the proposal.
8. If I do not vote, will my broker vote for me and how will broker non-votes and abstentions be counted?
     If you own your shares through a broker or nominee and you do not vote, your broker or nominee may vote your shares in its discretion on some “routine matters.” However, with respect to other proposals, your broker or nominee may not vote your shares for you. With respect to non-routine proposals, the aggregate number of unvoted shares is reported as broker non-votes. Broker non-vote shares are counted toward the quorum requirement. Proposal One, which relates to the election of directors set forth in this proxy statement, is a routine matter on which brokers or nominees will be permitted to vote unvoted shares. As a result, broker non-votes will not arise in the context of Proposal One. Stockholders may not abstain from voting on Proposal One.
9. How can I revoke or change my proxy?
     You may revoke your proxy and change your vote at any time before the proxy has been exercised at the annual meeting. If you are a registered holder, your proxy can be revoked in several ways: (1) by timely delivery of a written revocation delivered to the corporate secretary; (2) by submitting another valid proxy bearing a later date; or (3) by attending the meeting in person and giving the inspector of election notice that you intend to vote your shares in person. If your shares are held in street name by a broker or nominee, you must contact your broker or nominee in order to revoke your proxy, but generally, you may change your vote by submitting new voting instructions to your broker or nominee, or, if you have obtained a legal proxy from your broker or nominee giving you the right to vote your shares, by attending the meeting and voting in person.

10. Who counts the votes?
     We have retained a representative of Computershare Trust Company, N.A. to serve as an independent tabulator to receive and tabulate the proxies and as an independent inspector of election to certify the results.
11. Will you use a soliciting firm to receive votes?
     We do not intend to retain a soliciting firm to assist in soliciting proxies. We use our transfer agent, their agents, and brokers to distribute all the proxy materials to our stockholders. We will pay them a fee and reimburse any expenses they incur in making the distribution. Our directors, officers and employees may solicit proxies in person, by mail, telephone, facsimile transmission or electronically. No additional compensation will be paid to such directors, officers and employees for soliciting proxies.
12. What are my voting choices when voting for the election of directors, and what vote is needed for the election of directors?
     With regard to the election of directors, you may cast your vote in favor of or withhold your vote for each nominee. In accordance with our bylaws and Delaware law, the nominees who receive a plurality of the votes cast by stockholders present, in person or by proxy, at the annual meeting and entitled to vote, up to the number of directors to be elected, will be elected as directors. The five nominees for director receiving the highest number of affirmative votes will be elected. Stockholders may not cumulate votes in the election of directors. Votes marked “FOR” all nominees will be counted in favor of all nominees, except to the extent the proxy withholds authority to vote for a specified nominee. Votes that are withheld will be excluded entirely from the vote and will have no effect. An abstention may not be specified with respect to the election of the nominees. Broker non-votes, which occur if a broker or other nominee attending the meeting in person or submitting a proxy does not have discretionary authority and has not received voting instructions from the beneficial owners with respect to a particular item, will not arise in the context of the election of the nominees because the election of directors is a routine matter for which specific instructions from beneficial owners is not required. Unless otherwise instructed or unless authority to vote is withheld, the enclosed proxy will be voted for the election of each of the nominees.
Our board unanimously recommends the stockholders vote FOR each of the nominees.
13. How can I obtain copies of Bronco’s Annual Report on Form 10-K and other available information about Bronco?
     We are furnishing with this proxy statement a copy of our 2006 Annual Report on Form 10-K which includes our financial statements. Stockholders may request a copy of our 2006 Annual Report on Form 10-K at no charge by sending a written request to Zachary M. Graves, Secretary, Bronco Drilling Company, Inc., at 16217 N. May Avenue, Edmond, Oklahoma 73013.
     We are required to file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or the SEC. You may read any materials we file with the SEC free of charge at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Copies of all or any part of these documents may be obtained from such office upon the payment of the fees prescribed by the SEC. The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is www.sec.gov . This proxy statement and our 2006 Annual Report on Form 10-K, including all exhibits thereto and amendments thereof, have been filed electronically with the SEC. Our web site is www.broncodrill.com . No information from this web site is incorporated by reference herein. You may also obtain copies of our annual, quarterly and current reports, proxy statements and certain other information filed with the SEC, as well as amendments thereto, free of charge from our web site. These documents are posted to our web site as soon as reasonably practicable after we have filed or furnished these documents with the SEC. We also post our audit committee charter, compensation committee charter and nominating and corporate governance committee charter, as well as our code of conduct on our web site. These documents are available free of charge to any stockholder upon request.

14. What is the deadline to propose actions for inclusion in our proxy statement for our 2008 annual meeting?
     Stockholder proposals requested to be included in our proxy statement for our 2008 annual meeting must be in writing and received by us before December 28, 2007, provided that proposals are submitted by eligible stockholders who have complied with the relevant regulations of the SEC regarding stockholder proposals and our bylaws. A copy of our bylaws is available from our corporate secretary upon written request. Proposals should be directed to our corporate secretary at the address listed above.

PROPOSAL ONE—ELECTION OF DIRECTORS
     Our Amended and Restated Certificate of Incorporation provides that our board consists of one class of directors. All current directors’ terms expire at the annual meeting. Our board has nominated each of the current directors for re-election. All directors elected at the annual meeting will be elected to hold office until the next annual meeting and until their respective successors are duly elected and qualified. Information on each of our nominees is given below.
     We have no reason to believe that any of the director nominees will be unable or unwilling for good cause to serve if elected. However, if any director nominee becomes unavailable or unwilling for good cause to serve before the election, your proxy card authorizes us to vote for a replacement nominee if the board names one.
Required Vote and Recommendation
     With regard to the election of directors, you may cast your vote in favor of or withhold your vote for each nominee. In accordance with our bylaws and Delaware law, the nominees who receive a plurality of the votes cast by stockholders present, in person or by proxy, at the annual meeting and entitled to vote, up to the number of directors to be elected, will be elected as directors. The five nominees for director receiving the highest number of affirmative votes will be elected. Stockholders may not cumulate votes in the election of directors. Votes marked “FOR” all nominees will be counted in favor of all nominees, except to the extent the proxy withholds authority to vote for a specified nominee. Votes that are withheld will be excluded entirely from the vote and will have no effect. An abstention may not be specified with respect to the election of the nominees. Broker non-votes, which occur if a broker or other nominee attending the meeting in person or submitting a proxy does not have discretionary authority and has not received voting instructions from the beneficial owners with respect to a particular item, will not arise in the context of the election of the nominees because the election of directors is a routine matter for which specific instructions from beneficial owners is not required. Unless otherwise instructed or unless authority to vote is withheld, the enclosed proxy will be voted for the election of each of the nominees.
Our board unanimously recommends that stockholders vote FOR each of the following nominees.

Nominee	Age	Business Experience

Mike Liddell	53	Mike Liddell has served as the Chairman of the Board and a director of our company since May 2005. Mr. Liddell has served as a director of Gulfport Energy Corporation, a publicly held oil and natural gas corporation, since July 1997, as its Chairman of the Board since July 1998, as its Chief Executive Officer from April 1998 to December 2005, and as its President from July 2000 to December 2005. Mr. Liddell served as Chief Executive Officer of DLB Oil & Gas, Inc., a publicly held oil and natural gas company, from October 1994 to April 1998, and as a director of DLB Oil & Gas from 1991 through April 1998. From 1991 to 1994, Mr. Liddell was President of DLB Oil & Gas. From 1979 to 1991, he was President and Chief Executive Officer of DLB Energy. Mr. Liddell received a Bachelor of Science degree in Education from Oklahoma State University.

D. Frank Harrison	59	D. Frank Harrison has served as Chief Executive Officer and a director of our company since May 2005 and as President since August 2005. Mr. Harrison served as President of Harding & Shelton, Inc., a privately held oil and natural gas exploration, drilling and development firm, from 1999 to 2002. From 2002 to 2005, Mr. Harrison served as an agent for the purchase and sale of oil and gas properties for entities controlled by Wexford Capital LLC. He graduated from Oklahoma State University with a Bachelor of Science degree in Sociology.

David L. Houston	54	David L. Houston has served as a director of our company since May 2005. Since 1991, Mr. Houston has been the principal financial advisor of Houston Financial, a firm that offers life and disability insurance, compensation and benefits plans and estate planning. He currently serves on the board of directors of Gulfport Energy

Nominee	Age	Business Experience

		Corporation and the board of directors and executive committee of Deaconess Hospital, located in Oklahoma City, Oklahoma. Mr. Houston is the former chair of the Oklahoma State Ethics Commission and the Oklahoma League of Savings Institutions. Prior to 1991, Mr. Houston was President and Chief Executive Officer of Equity Bank for Savings, F.A., an Oklahoma-based savings bank. He received a Bachelor of Science degree in Business from Oklahoma State University and a graduate degree in Banking from Louisiana State University.

		Committees: Audit (Chairman), Compensation (Chairman) and Nominating and Corporate Governance

Gary C. Hill	58	Gary C. Hill has served as a director of our company since August 2006. Dr. Hill has served as the Chief of Surgery Service and Chief of Staff at Edmond Medical Center. He also has served as the President of the Edmond Medical Center Hospital Board. Dr. Hill served as the Chief of Surgery Service and Chief of Staff at St. Joseph’s Regional Hospital in Ponca City, Oklahoma. Dr. Hill is a graduate of Oklahoma State University, where he received his Bachelor of Arts in Humanities, and the University of Oklahoma Health Sciences Center. He served both his Surgery Internship and Residency in Otolaryngology, Head and Neck Surgery at the University of Texas Health Science Center, Parkland Hospital in Dallas before performing his Plastic and Reconstructive Surgery Residency at the University of Kansas Health Sciences Center in Kansas City. Dr. Hill is a native of Altus, Oklahoma.

		Committees: Audit, Compensation and Nominating and Corporate Governance

William R. Snipes	54	William R. Snipes has served as a director of our company since February 2006. Mr. Snipes has served as the owner and President of Snipes Insurance Agency, Inc., an independent insurance agency concentrating in property and liability insurance, since 1991. From 1981 to 1991, Mr. Snipes was the owner and President of William R. Snipes, CPA, Inc., a public accounting firm concentrating in financial accounting and tax services. He received a Bachelor of Science degree and a Masters degree in Accounting from Oklahoma State University and is a licensed Certified Public Accountant.

		Committees: Audit, Compensation and Nominating and Corporate Governance (Chairman)

CORPORATE GOVERNANCE
Board of Directors and Committees
     We are managed under the direction of our board. Our directors generally serve one-year terms from the time of their election until the next annual meeting of stockholders or until their successors are duly elected and qualified. The size of our board is set at five members, and we currently have five directors including three directors who qualify as independent under the Nasdaq listing standards. Our board held nine meetings in 2006. In addition to the nine meetings, our board adopted resolutions by unanimous written consent. Each of our directors attended at least 75% of the aggregate of the total number of meetings held by our board and meetings of committees of our board on which such director served during 2006.
     Until the consummation of a public offering by our largest stockholder in March 2006, we were considered to be controlled by Wexford Capital LLC under The Nasdaq listing standards and were eligible for exemptions from provisions of these rules requiring that (1) a majority of the board be independent directors, (2) nominating and corporate governance and compensation committees be composed entirely of independent directors and (3) we adopt written charters addressing specified matters. We had elected to take advantage of these exemptions and in 2006, our board of directors had only one standing committee, the audit committee. In March 2006, we ceased to be a controlled company within the meaning of these rules. Accordingly, we were required to comply with these provisions after the specified transition periods and, effective as of March 25, 2007, our board of directors established the compensation committee and the nominating and corporate governance committee. As a result, our board of directors currently has three standing committees, the audit committee, the compensation committee and the nominating and corporate governance committee, each of which is further described below.
Audit Committee
     The audit committee of our board of directors is composed of David L. Houston, William R. Snipes and Gary Hill. Our board of directors has determined that each current member of the audit committee is independent for purposes of serving on such committee under the Nasdaq listing standards and applicable federal law. Our board of directors has also determined that each current member of the audit committee is financially literate under the Nasdaq listing standards and that Mr. Houston, who serves as the Chairman of the audit committee, qualifies as the “audit committee financial expert,” as such term is defined in Item 407(d) of Regulation S-K.
     The audit committee’s functions include the following:
•	assist the board of directors in its oversight responsibilities regarding (1) the integrity of our financial statements, (2) our risk management compliance with legal and regulatory requirements, (3) our system of internal controls regarding finance and accounting and (4) our accounting, auditing and financial reporting processes generally, including the qualifications, independence and performance of the independent auditor;

•	prepare the report required by the SEC for inclusion in our annual proxy or information statement;

•	appoint, retain, compensate, evaluate and terminate our independent accountants;

•	approve audit and non-audit services to be performed by the independent accountants;

•	review and approve related party transactions;

•	establish procedures for the receipt, retention and treatment of complaints received by our company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters;

•	conduct annual performance evaluation of the audit committee;

•	review and reassess the adequacy of the audit committee charter on a periodic basis and recommend any proposed changes to the board of directors; and

•	perform such other functions as the board of directors may from time to time assign to the audit committee.
     The audit committee charter is posted on our website at www.broncodrill.com and includes a more detailed description of the specific functions and responsibilities of the committee. During 2006, the audit committee held nine meetings.
Compensation Committee
     The compensation committee of our board of directors, which was established effective as of March 25, 2007, is composed of David L. Houston, William R. Snipes and Gary Hill. Mr. Houston serves as the Chairman of the compensation committee. Our board of directors has determined that each current member of the compensation committee is independent for purposes of serving on such committee under the Nasdaq listing standards. Our board of directors has also determined that each current member of the compensation committee is an “outside director” in accordance with Section 162(m) of the Internal Revenue Code and a “non-employee director” in accordance with Rule 16b-3 of the Securities Exchange Act of 1934, as amended, or the Exchange Act.
     Effective as of March 25, 2007, our board of directors adopted the compensation committee charter, setting forth, among other things, the specific duties, powers and authority of the compensation committee. The compensation committee’s functions include the following:
•	discharge the board of director’s responsibility relating to the compensation of our Chief Executive Officer;

•	make recommendations to the board of directors with respect to the compensation of our other executive officers;

•	administer our equity-based compensation plans, including the grants of stock options and other equity awards under such plans;

•	make recommendations to the board of directors with respect to incentive compensation;

•	review disclosure related to executive compensation in our proxy statement;

•	conduct annual performance evaluation of the compensation committee; and

•	review and reassess the adequacy of the compensation committee charter on a periodic basis and recommend any proposed changes to the board of directors.
     The compensation committee charter is posted on our website at www.broncodrill.com and includes a more detailed description of the specific functions and responsibilities of the committee.
     Prior to the formation of our nominating and corporate governance committee, these functions were performed by our full board of directors.
Nominating and Corporate Governance Committee
     The nominating and corporate governance committee of our board of directors, which was established effective as of March 25, 2007, is composed of David L. Houston, William R. Snipes and Gary Hill. Mr. Snipes serves as the Chairman of the nominating and corporate governance committee. Our board of directors has determined that each current member of the nominating and corporate governance committee is independent for purposes of serving on such committee under the Nasdaq listing standards.

     Effective as of March 25, 2007, our board of directors adopted the nominating and corporate governance committee charter, setting forth, among other things, the specific duties, powers and authority of the nominating and corporate governance committee. The nominating and corporate governance committee’s functions include the following:
•	assist the board of directors in developing criteria for, identifying and evaluating individuals qualified to serve as members of our board of directors;

•	recommend to the board the director nominees for election by our stockholders;

•	periodically review and make recommendations regarding the composition and size of the board of directors and each of its committees;

•	develop and recommend to the board a set of corporate governance principles for our company;

•	oversee the evaluation of our board of directors and management;

•	conduct an annual performance evaluation of the nominating and corporate governance committee; and

•	review and reassess the adequacy of the nominating and corporate governance committee charter.
     The nominating and corporate governance committee charter is posted on our website at www.broncodrill.com and includes a more detailed description of the specific functions and responsibilities of the committee.
     Pursuant to our bylaws, our board of directors may, from time to time, establish other committees to facilitate the management of our business and operations.
Code of Conduct
     Our Code of Business Conduct and Ethics is designed to help directors and employees resolve ethical issues and to help us conduct our business in accordance with all applicable laws, rules and regulations and with the highest ethical standards. Our Code of Business Conduct and Ethics applies to all directors and employees, including our principal executive officer, principal financial officer, principal accounting officer and all other executive officers. We also expect that any consultants we retain to abide by our Code of Business Conduct and Ethics. Our Code of Business Conduct and Ethics sets forth our policies with respect to public disclosure of Company conflicts of interest, corporate opportunities, fair dealing, confidentiality, equal employment opportunity and harassment, protection and proper use of our assts and employee complaint procedures. As discussed above, the Code of Business Conduct and Ethics is posted our website at www.broncodrill.com under the “Corporate Governance” caption. Any amendments to, or a waiver from, a provision of our Code of Business Conduct and Ethics that is applicable to our principal executive officer, principal financial officer, principal accounting officer or controller (or persons performing similar functions) and is required to be disclosed by the relevant rules and regulations of the SEC will be posted on our website.
Corporate Governance Policies and Charters
     Current copies of the following materials related to our corporate governance policies and practices are available publicly on our web site at www.broncodrill.com :
•	Code of Business Conduct and Ethics;

•	Bylaws;

•	Amended and Restated Certificate of Incorporation;

•	Audit Committee Charter;

•	Compensation Committee Charter; and

•	Nominating and Corporate Governance Committee Charter.
     Copies may also be obtained, free of charge, by writing to our corporate secretary, Zachary M. Graves, at Bronco Drilling Company, Inc., 16217 N. May Avenue, Edmond, Oklahoma 73013.
Identifying and Evaluating Nominees for Directors
     Our nominating and corporate governance committee develops criteria for the selection of directors, including procedures for reviewing potential nominees proposed by stockholders. The committee reviews the desired experience, mix of skills and other qualities to assure appropriate board of directors’ composition, taking into account the current directors and the specific needs of our company and our board. The committee also reviews and monitors the size and composition of our board of directors and its committees to ensure that the requisite number of directors are “independent directors,” “non-employee directors” and “outside directors” within the meaning of any rules and laws applicable to our company. In addition to our board’s size, the committee assesses whether any vacancies on the board are expected due to retirement or otherwise. In the event that vacancies are anticipated or otherwise arise, the committee will consider various potential candidates. The committee utilizes a variety of methods for identifying and evaluating nominees for directors. Candidates may come to the attention of our board through current board members, professional search firms, stockholders or other persons. These candidates will be evaluated at regular or special meetings of the nominating and corporate governance committee and may be considered at any point during the year.
     The committee will consider stockholder nominations for board candidates upon written submission of such recommendation to our corporate secretary along with, among other things, the nominee’s qualifications and certain biographical information regarding the nominee, such nominee’s written consent to serving as a director if elected and being named in the proxy statement and certain information regarding the status of the stockholder submitting the recommendation, all in the manner required by our bylaws and the applicable rules and regulations promulgated under the Exchange Act. Following verification of the stockholder status of persons proposing candidates, recommendations will be aggregated and considered by the committee at a regular or special meeting. If any materials are provided by a stockholder in connection with the nomination of a director candidate, such materials will be forwarded to the nominating and corporate governance committee.
     The committee may also review materials provided by professional search firms or other parties in connection with a nominee who is not proposed by a stockholder. In evaluating such nominations, the committee will seek to achieve a balance of knowledge, experience and capability on our board. The committee uses the same criteria for evaluating candidates nominated by stockholders as it does for those proposed by current committee members, board members, professional search firms and other persons. After completing its evaluation, the committee approves the final slate of nominees and recommends to the board of directors that such director candidates be submitted for election at the annual meeting.
     Our nominating and corporate governance committee approved the director nominees submitted for election at this annual meeting. Prior to the formation of our nominating and corporate governance committee, these functions were performed by our full board of directors.

Communications with our Board of Directors
     Individuals may communicate with our board of directors or individual directors by writing to our corporate secretary at Bronco Drilling Company, Inc., 16217 N. May Avenue, Edmond, Oklahoma 73013. The corporate secretary will review all such correspondence and forward to the board a summary of all such correspondence and copies of all correspondence that, in the opinion of the corporate secretary, relates to the functions of our board of directors or committees thereof or that the corporate secretary otherwise determines requires their attention. Directors may review a log of all such correspondence received by us and request copies. Concerns relating to accounting, internal control over financial reporting or auditing matters will be immediately brought to the attention of the chairman of the audit committee and handled in accordance with the audit committee’s procedures established with respect to such matters.
Executive Sessions
     Executive sessions of non-management directors are held at each board meeting. Any non-management director can request that an additional executive session be scheduled. At each such meeting, one of the non-management directors is selected by the others to be the presiding director at that meeting.
Policy on Attendance by Board Members at the Annual Meeting
     Our board has not adopted a policy on attendance by board members at our annual meeting of stockholders. All of our directors, except for Mike Liddell, attended our 2006 annual meeting of stockholders held on June 9, 2006.

REPORT OF AUDIT COMMITTEE
     This statement is being provided to inform stockholders of the audit committee’s oversight with respect to our financial reporting.
     The audit committee has reviewed and discussed the audited financial statements as of and for the year ended December 31, 2006 (the “Audited Financial Statements”) and footnotes thereto with management and the independent auditors. In addition, the audit committee discussed with the independent auditors the matters required to be disclosed by Statement of Auditing Standards No. 61, “Communications with Audit Committees.” The audit committee discussed with our auditors the independence of such auditors from our management, including a review of audits and non-audit fees, and received written disclosures concerning the auditors’ independence required to be made by our auditors by the Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees.” The audit committee has also discussed with our management and the independent auditors such other matters and received such assurance from them, as the audit committee deemed appropriate.
     Management is responsible for the preparation and presentation of the audited financial statements, the establishment and maintenance of our disclosure controls and procedures and the establishment, maintenance and evaluation of the effectiveness of our internal controls over financial reporting. The independent auditors are responsible for performing an independent audit of our financial statements in accordance with GAAP and issuing a report thereon and auditing the effectiveness of our internal controls and management’s assessment of the effectiveness of such internal controls. The audit committee’s responsibility is to monitor and oversee this process.
     Based on the foregoing review and discussions with management and the independent auditors, and relying thereon, we have recommended to the Company and the board the inclusion of the Audited Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the SEC.
Respectfully submitted,
Audit Committee
David L. Houston, Chairman
William R. Snipes
Gary C. Hill

INDEPENDENT AUDITORS
     Grant Thornton LLP served as our independent auditor for fiscal 2006 and 2005. Aggregate fees billed to us by Grant Thornton LLP for 2006 and 2005 were as follows:

Fees	2006	2005
Audit Fees (1)	$401,747	$375,017
Audit Related Fees (2)	0	119,591
Tax Fees (3)	78,914	—
All Other Fees	—	—

Total	$480,661	$494,608

(1)	Fees for audit service included billings for our annual audit, reviews of our quarterly reports, regulatory filings to the SEC, issuance of comfort letters and consents, Section 404 services, and out-of-pocket expenses associated with the services.

(2)	Audit related fees include fees for acquisition audits of acquired companies for SEC filings and due diligence associated with acquisitions, including out-of-pocket expenses.

(3)	Tax fees include fees for preparation of corporate returns, tax consultation and advice.
     It is our audit committee’s policy to pre-approve all audit, audit related and permissible non-audit services rendered to us by our independent auditor. Consistent with such policy, all of the fees listed above that we incurred for services rendered by Grant Thornton LLP in fiscal 2005 and 2006 were pre-approved by our audit committee. Non-audit services that received pre-approval in 2006 include tax preparation, tax consultation and advice and no non-audit services were provided in 2005. The audit committee has considered whether the provisions of the non-audit services in 2006 is compatible with maintaining the independent auditors’ independence and concluded that the payment of such fees would not prohibit Grant Thornton LLP from maintaining its independence.
     Grant Thornton LLP has been selected by the audit committee as our independent auditors for the fiscal year ending December 31, 2007. A representative of Grant Thornton LLP is expected to be present at the meeting and will have an opportunity to make a statement if desired and to answer appropriate questions.

EXECUTIVE OFFICERS
     The following table sets forth the name, age and positions of each of our executive officers and other key employees as of the record date:

Name	Age	Position
D. Frank Harrison	59	Chief Executive Officer, President and Director
Zachary M. Graves	31	Chief Financial Officer, Secretary and Treasurer
Larry L. Bartlett	53	Senior Vice President of Rig Operations
     Biographical information for Mr. Harrison is set forth previously in this proxy statement.
     Zachary M. Graves has served as Chief Financial Officer, Secretary and Treasurer of our company since April 2005. He previously served as our Controller and the Controller of Gulfport from April 2003 to March 2005. Prior to joining our company, Mr. Graves served as an accountant with KPMG LLP from 2000 to 2003. He received a Bachelor of Business Administration degree in Accounting from the University of Oklahoma and is a licensed Certified Public Accountant.
     Larry L. Bartlett has served as our Senior Vice President of Rig Operations since August 2006. Prior to his employment at Bronco, Mr. Bartlett provided thirty years of service to Thomas Drilling where, for the last ten years, he served as President. Mr. Bartlett is a member of both the Oklahoma Independent Petroleum Association and the International Association of Drilling Contractors. He graduated from Cameron University in 1976 with a Bachelors Degree in Business.

COMPENSATION DISCUSSION AND ANALYSIS
Compensation Committee and Role of the Board of Directors in 2006
     The compensation committee of our board of directors, which we refer to as the Committee, was established by our board of directors effective as of March 25, 2007. Until that date, we relied on the “controlled company” exemption from the requirement to have a compensation committee and the applicable transition rules, in each case as provided by the Nasdaq listing standards.
     The Committee is composed entirely of independent directors and has the responsibility for establishing, implementing and monitoring our compensation programs, including those applicable to our executive officers. In particular, the Committee’s role will be to oversee, on behalf of our board of directors, our compensation and benefit plans and policies, administer our stock plans (including reviewing and approving equity grants to directors and executive officers) and review and approve annually all compensation decisions relating to our Chief Executive Officer, our Chief Financial Officer and other executive officers of the Company. The Committee is expected to meet at least annually to review executive compensation programs, approve compensation levels and performance targets, review management performance and approve final executive bonus distributions. The Committee will operate in accordance with its charter, adopted effective as of March 25, 2007, which sets forth its powers and responsibilities described in more detail under the “Corporate Governance—Compensation Committee.” Prior to the formation of the Compensation Committee, all compensation programs, including those for our named executive officers, were administered by our board of directors and all functions of the Committee described below were performed by our board of directors.
Compensation Philosophy and Objectives
     The objectives of our compensation program are to:
•	attract and retain key executives;
•	align the interests of our executives with those of our stockholders; and
•	motivate and reward individual performance and contributions.
     The key elements of our compensation program are salary, annual bonus and long-term incentive compensation. We use these elements to meet our compensation objectives as follows:
•	Attract and retain key executives. We believe that to attract and retain talented executives, we must offer compensation that is competitive. We also believe that our Chief Executive Officer, D. Frank Harrison, and our Chief Financial Officer, Zachary M. Graves, are critical to the long-term success of our company. To facilitate their retention, we entered into employment agreements with each of them during 2006 on terms that we believe are competitive. In setting the salary and bonus for Messrs. Harrison and Graves pursuant to such employment agreements, and in setting the compensation of our other named executive officers, our board of directors believed that the combined value of base salary and bonus was competitive with that paid to similarly situated executives.
•	Align the interests of our executives with those of our stockholders. In 2006, the Company used both stock options and restricted stock to provide long-term incentive compensation and to align the financial interests of our executives with those of our stockholders. It is anticipated that in 2007 the Committee will structure our long-term incentive compensation in the form of restricted stock awards. For a discussion of the Company’s long-term incentive policy, 2006 and 2007 awards and the offer to exchange outstanding options for restricted stock awards, see “Long Term Incentive Compensation” below.
•	Stock options represent the right of an option holder to buy shares of our common stock at an exercise price equal to the market value of our common stock on the date of grant. The right to buy underlying shares generally vests in 36 equal monthly installments from the date of grant. We award stock options in order to align compensation with company performance as the options become valuable to the executive only if the stock price increases from the date of grant. Also, stock options require a long-term commitment by executives to realize the appreciation potential of the options.
•	Restricted stock generally vests in equal installments over a two or three year period from the date of grant. Restricted stock awards thereby ensure that our executives have a continuing stake in the long-term success of our company as the value of the award will depend on the stock price of the time of vesting.
•	Motivate and reward individual performance and contributions. The Company’s evaluation of the individual performance of each executive officer affects most aspects of the executive’s compensation. Individual performance and level of responsibility are considered in determining an executive’s annual salary, and are important factors in deciding discretionary bonuses and equity awards.
Role of Executive Officers
     In 2006, our board of directors made all compensation decisions for our Chief Executive Officer and, after receiving input from the Chief Executive Officer, all other named executive officers of the Company. The board of directors reviewed the performance of our Chief Executive Officer, and following such review, set the compensation of our Chief Executive Officer. The board of directors, together with our Chief Executive Officer, reviewed the performance of our other named executive officers, and our Chief Executive Officer made compensation recommendations to the board of directors with respect to our other named executive officers. No other executive officers were present at the time of such discussions. The board considered such recommendations when making its final compensation decision for all named executive officers other than our Chief Executive Officer. Effective as of March 25, 2007, the Committee became responsible for compensation decisions for our Chief Executive Officer and all other named executive officers.
Base Salary
     The base salaries of our named executive officers have been reviewed annually by the board and, with respect to future salary determinations, will be reviewed by the Committee on an annual basis. The board considered various factors, including with regard to the position of the named executive officer, the compensation of executive officers of comparable companies within the oil and natural gas industry, the performance of such executive officer, increases in responsibilities and recommendations of our Chief Executive Officer with respect to base salaries of other named executive officers.
     Based on the considerations described above, in August 2006, our board of directors established the annual base salary for our Chief Executive Officer and our Chief Financial Officer at $450,000 and $200,000, respectively, as set forth in their respective employment agreements discussed in more detail below. The annual base salary may be increased, but not decreased, at the discretion of the board of directors or the Committee. Salaries for our other named executive officers in 2006 are set forth in the 2006 Summary Compensation Table and were determined based on the considerations described above.
Bonus
     Under the terms of his employment agreement, our Chief Executive Officer is eligible to receive an annual bonus in an amount not less than 66.7% of his annual base salary. Our board of directors determined to pay such bonus to our Chief Executive Officer, so that the aggregate cash component of his compensation, consisting of his base salary and bonus, will be comparable to similarly situated executives of our competitors. In 2006, our other named executive officers were eligible to receive an annual bonus if recommended by the Chief Executive Officer and approved by our board of directors in its discretion. Our Chief Executive Officer, Chief Financial Officer and Senior Vice President of Rig Operations received bonuses of $387,500, $210,000 and $167,565, respectively. These bonuses were awarded by the board of directors and were based on various factors, including our profitability, growth, market share and safety record achieved in 2006. Our Chief Executive Officer and Chief Financial Officer were paid a portion of their bonus in January 2007 $187,500 and $100,000, respectively. Our former Chief Operating Officer received a bonus of $40,000 in 2006 prior to his resignation pursuant to his employment agreement. Further details regarding 2006 bonuses for our Chief Executive Officer and other named executive officers are set forth in the 2006 Summary Compensation Table below.
Long-Term Incentive Compensation
2006 Awards. In 2006, our board of directors made a restricted stock award to our Chief Executive Officer and option awards to other named executive officers, in each instance under our stockholder-approved stock incentive plan described in more detail under the heading “2006 Stock Incentive Plan.” The purpose of these equity incentives is to encourage stock ownership, offer long-term performance incentive and to more closely align the executive’s compensation with the return received by the Company’s stockholders. Our Chief Executive Officer received an award of 66,667 shares of restricted stock in August 2006. The restrictions related to the shares awarded our Chief Executive Officer will lapse in six approximately equal semi-annual installments beginning on the date of grant. The options awarded to our Senior Vice President of Rig Operations, our former Chief Operating Officer and our Chief Financial Officer ranged from 40,000 shares to 100,000 shares and were awarded in March 2006. Stock options have an exercise price equal to 100% of the fair market value of the Company’s Common Stock on the date of grant and vest in 36 equal monthly installments. The stock options awarded to our former Chief Operating Officer were subsequently forfeited following his resignation in August of 2006. For additional information about the material terms of these awards, see the narrative disclosure under the heading “2006 Grants of Plan-Based Awards.”
     2007 Awards. In February 2007, the board approved restricted stock awards of 25,000 shares to each of our Chief Financial Officer and Senior Vice President of Rig Operations under our 2006 Stock Incentive Plan described in more detail below. These shares of restricted stock vest in three equal annual installments beginning on January 1, 2008. These awards were made in the discretion of our board of directors to help incentivize these executive officers. Future grants of equity awards to our executive officers will be made in the discretion of the Committee.
     Long-Term Incentive Policy. Although in the past, we awarded both options and restricted stock as part of our long-term incentive compensation program, our board of directors and the Committee believe that restricted stock awards are an essential component of our compensation strategy, and we intend to continue offering such awards in the future. Further, we anticipate that any equity awards granted to our executive officers during the remainder of 2007 will be in the form of restricted stock. The Committee may also determine to issue other forms of stock-based awards to our named executive officers or other eligible participants under our 2006 Stock Incentive Plan or other equity incentive plans in effect at that time. Our current equity incentive plans are described below under the headings “2006 Stock Incentive Plan” and “2005 Stock Incentive Plan.”
     Offer to Exchange Options for Restricted Stock Awards. As a company, we are committed to director, employee and consultant ownership of our capital stock because it helps us attract and retain highly qualified directors, employees and consultants. In light of the foregoing, our board of directors has authorized, and on April 20, 2007, we commenced, an offer to exchange options granted on or after August 16, 2005 to purchase shares of our common stock that are outstanding under our 2005 Stock Incentive Plan and our 2006 Stock Incentive Plan and held by certain of our directors, employees, including our named executive officers, and consultants for restricted stock awards consisting of the right to receive restricted common stock upon the terms and subject to the conditions of the exchange offer and the related letter to eligible holders. Certain specified directors and employees (William Snipes, Gary Hill, Spence Hummel and Tim Sanders) are not eligible to participate in this particular offer, but each is expected to be afforded the opportunity to make a private exchange of stock options for restricted stock on terms not yet determined. The purpose of the exchange is to provide an incentive to eligible holders, including our directors and named executive officers, for their continued efforts and dedication. Although we are not required to make the exchange offer, we believe that eligible holders’ options no longer provide the incentives originally intended. Many of such holders have stock options with exercise prices significantly above our current and recent trading prices. This exchange program is being offered on a voluntary basis to allow eligible holders, including our directors and named executive officers, to choose whether to keep their eligible options at their current exercise prices, or to exchange those options for restricted stock awards.

     Under the terms of the exchange offer, one restricted stock award will be granted for every two shares of common stock underlying the eligible options that are accepted for exchange and cancelled. Each restricted stock award granted will give the holder thereof the right to receive one share of restricted common stock, subject to certain vesting requirements. Until restricted stock awards have vested, they remain subject to restrictions on transfer and to forfeiture if the employment or service, as may be applicable, terminates.
     If the exchange offer is consummated, the restricted shares of our common stock underlying the restricted stock awards will vest in equal amounts on January 1, 2008 and January 1, 2009, subject to earlier vesting or forfeiture in certain circumstances. Vesting will only occur, however, if the eligible holder remains a director, employee or consultant of ours or one of our affiliates through the respective vesting dates. Even if the eligible options subject to the exchange offer are partially-vested or fully-vested, the restricted stock awards to be received upon the completion of the exchange offer will not be vested and will be subject to the new vesting period.
     If there is a change of control of the Company as defined in our 2006 Stock Incentive Plan following the completion of the exchange offer, the vesting for any restricted shares that have not yet vested will be accelerated to immediately prior to the date of the change of control, provided the eligible holder has remained a director, employee or consultant of ours or one of our affiliates through the date of such change of control.
     We have the right to terminate, amend or postpone the exchange offer, or extend the period of time during which such offer is open, in each instance prior to the expiration date of such exchange offer and subject to the rules promulgated under the Exchange Act.
     We are not making the offer to, and we will not accept any tender of options from or on behalf of, employees in any jurisdiction in which the offer or the acceptance of any tender of options would not be in compliance with the laws of that jurisdiction. However, we may, at our discretion, take any actions necessary for us to make the offer to employees in any of these jurisdictions.
Perquisites and Other Personal Benefits
     Our company provides the named executive officers with a limited number of perquisites or other personal benefits, primarily consisting of company vehicles and club memberships, that we believe help provide a competitive package of compensation and benefits. The value of these benefits is disclosed in the 2006 Summary Compensation Table.
Broad-Based Employee Benefits
•	401(k) Plan. We have a defined contribution retirement plan in which certain of the named executive officers currently participate. The retirement plan is a tax qualified 401(k) plan that covers all U.S. employees including the named executive officers. Under the plan, we match 100% of employees’ contributions up to 5% of eligible compensation, up to a maximum in 2006 of $15,000, or $20,000 if age 50 or over. Employee and employer contributions vest immediately.
•	Our named executive officers are eligible to participate in all of our other employee benefit plans which include medical, dental, group life, disability and accidental death and dismemberment insurance, in each case on the same basis as all other employees.
Employment Agreements
     We believe that employment agreements are critical to the attraction and retention of our key executive officers and, effective as of August 8, 2006, we entered into employment agreements with each of D. Frank Harrison, our Chief Executive Officer, and Zachary M. Graves, our Chief Financial Officer. The agreements each have a three year term and provide for a base salary of $450,000 per year for Mr. Harrison and $200,000 per year for Mr. Graves. Mr. Graves will be eligible to receive an annual bonus as established by our board of directors (or the compensation committee of the board of directors) and Mr. Harrison will be eligible to receive an annual bonus in an amount not less than 66.7% of his annual base salary. If we terminate either of these employment agreements without cause, the executive is entitled to severance pay in an amount equal to: (1) the base salary earned and unpaid through the date of such termination plus the executive’s base salary for the remainder of the term of his agreement; provided, however, that such amount may not be less than twice the base salary in effect on the date of the termination, plus (2) the greater of any target bonus for the year of termination or the average of the two immediately preceding years’ annual incentive bonuses; plus (3) any vacation pay accrued through the date of the termination.
     We believe that the executive’s performance generally may be hampered by distraction, uncertainty and other activities in the event of an actual or threatened change of control event. To reduce such adverse effects and encourage fair treatment of our executive officers in connection with any such change of control event, the above-referenced employment agreements include change of control protections. Under these provisions, if, within two years following a change of control or following a potential change of control which is followed within one year by a change of control, we terminate the employment of any of these executives without cause or such executive resigns for good reason, such executive would be entitled to a severance payment, payable in a lump sum in cash following such executive’s termination, in an amount equal to three times his base salary for the twelve calendar months immediately preceding the date of termination plus an amount equal to the average of his preceding three years’ annual bonuses. We believe that the double trigger requiring both (i) the termination without cause or resignation for good reason and (ii) a change of control event is appropriate to provide fair treatment of these named executive officers without creating a windfall.
     The employment agreements also provide that in the event of a termination of the named executive officer’s employment (i) by us without cause, (ii) by the executive for good reason or (iii) in connection with a change of control or potential change of control, (a) all units, stock options, incentive stock options, performance shares, stock appreciation rights and restricted stock held by such executive immediately prior to such termination will immediately become 100% vested and (b) the named executive officer’s right to exercise any previously unexercised options will not terminate until the latest date on which such option would expire but for the executive’s termination of employment.
     Further details regarding these employment agreements and potential payments to these named executive officers upon termination or following a change of control event is set forth below under the headings “Employment Agreements” and “Potential Payments upon Termination or Change-in-Control,” respectively.
Other Change of Control Arrangements
     To promote retention of executives, unvested stock options and restricted stock grants contain “change of control” provisions, which trigger full vesting upon a change in control. We believe that these acceleration provisions are generally consistent with our competitors’ change of control protections offered to their similarly situated officers. Potential payments to our Chief Executive Officer and other named executive officers upon termination or following a change in control event are set forth under the heading “Potential Payments upon Termination or Change-in-Control.”
Severance Agreement
     In connection with the resignation of our former Chief Operating Officer, Karl W. Benzer, on September 12, 2006, we and Mr. Benzer entered into a separation agreement and release, effective as of August 26, 2006. Pursuant to the separation agreement, our employment agreement with Mr. Benzer, effective as of August 25, 2005, was terminated, with the exception of the restrictive covenants concerning non-disclosure, non-recruitment and non-solicitation by Mr. Benzer and certain other obligations that survive the termination of the agreement, and Mr. Benzer released us and our affiliates and certain others from any claims he may have relating to matters or events arising on or before the effective date of the separation agreement. Under this agreement, we agreed to continue to pay Mr. Benzer through December 31, 2006 consistent with past practices and then, in January 2007, to pay Mr. Benzer the remaining amount due him under the terms of his employment agreement, discounted at approximately twenty percent. Further details of our separation agreement with Mr. Benzer and the amounts paid or owed to Mr. Benzer under this agreement are set forth below under the heading “Separation Agreement.”

Deductibility of Executive Compensation
     Section 162(m) of the Internal Revenue Code limits the deductibility for federal income tax purposes of executive compensation paid to the Chief Executive Officer and the four other most highly compensated officers of a public company to $1,000,000 per year, but contains an exception for certain performance-based compensation. Our policy is to periodically review and consider whether particular compensation and incentive payments to our executives will be deductible for federal income tax purposes. We intend, to the extent feasible and when we believe it is in the best interests of our company and our stockholders, to attempt to qualify executive compensation as tax deductible where it does not adversely affect the development and execution of our compensation plans.
Report of the Board of Directors on Executive Compensation
     Our board of directors has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on its review and discussion with management, our board of directors recommended that the Compensation Discussion and Analysis be included in this proxy statement.
Respectfully submitted by the Board of Directors:
David L. Houston
William R. Snipes
Gary C. Hill
D. Frank Harrison
Mike Liddell

COMPENSATION TABLES
2006 Summary Compensation Table
     The following table sets forth certain information with respect to the total compensation earned by our named executive officers during the year ended December 31, 2006.

Name and Principal				Stock Awards	Option Awards	All Other
Position	Year	Salary	Bonus (1)	(2)	(2)	Compensation (3)	Total
D. Frank Harrison	2006	$353,846	$387,500	$187,501	$582,667	$7,942	$1,519,456
Chief Executive Officer

Zachary M. Graves	2006	$194,231	$210,000	—	$474,050	$14,729	$893,010
Chief Financial Officer

Larry L. Bartlett	2006	$194,077	$167,565	—	$322,900	$10,863	$695,405
Senior Vice President of Rig Operations

Karl Benzer	2006	$199,231	$40,000	—	$433,942	$571,061	$1,244,234
Former Chief Operating Officer

(1)	Reflects cash awards paid in 2006.

(2)	Reflects the amount of expense recognized by our company for the fiscal year ended December 31, 2006 related to all outstanding equity awards for each named executive officer in accordance with Statement of Financial Accounting Standard No. 123 (revised 2004), “Share-Based Payment” (SFAS No. 123 (R)), disregarding any adjustments for potential forfeitures. Mr. Benzer’s option awards were forfeited subsequent to his termination in August of 2006.

(3)	Reflects (a) the amount of our matching contributions to our 401(k) plan for the benefit for the named executive officer ($7,942 for Mr. Harrison, $8,460 for Mr. Graves, $7,702 for Mr. Bartlett and $6,292 for Mr. Benzer), (b) the amount of club membership dues ($6,269 for Mr. Graves and $3,161 for Mr. Bartlett), (c) the amount of severance expense paid by the Company upon termination of employment of our former Chief Operating Officer in 2006 ($564,769 for Mr. Benzer) and (d) the amount of personal use of company vehicles ($3,398 for Mr. Graves and $1,099 for Mr. Bartlett).

2006 Grants of Plan-Based Awards
     The following table contains information with respect to the named executive officers concerning grants of plan-based awards during 2006.

		All other Stock	All Other Option
		Awards:	Awards:
			Number of		Grant Date Fair
		Number of	Securities	Exercise or	Value of Stock
		Shares of Stock	Underlying	Base Price of	and Option
Name	Grant Date	or Units (1)	Options (2)	Option Awards	Awards (3)
D. Frank Harrison	8/14/2006	66,667	—	N/A	$1,350,007
Zachary M. Graves	3/23/2006	—	100,000	$23.45	$1,197,000
Larry L. Bartlett	3/23/2006	—	40,000	$23.45	$478,800
Karl Benzer	3/23/2006	—	70,000	$23.45	$837,900

(1)	Reflects shares of restricted stock awarded in August 2006 under our 2006 Stock Incentive Plan.

(2)	Reflects stock options awarded in August 2006 under our 2006 Stock Incentive Plan. Mr. Benzer’s option awards were forfeited subsequent to his termination in August of 2006. All of the option awards above were “out of the money” as the market price of $17.19 at December 31, 2006 exceeded the exercise price of $23.45.

(3)	Reflects the grant date fair value of each equity award computed in accordance with SFAS No. 123 (R).
Outstanding Equity Awards at 2006 Fiscal Year-End
     The following table contains information with respect to the named executive officers concerning outstanding equity awards at December 31, 2006.

	Option Awards				Stock Awards
	Number of	Number of
	Securities	Securities				Market Value of
	Underlying	Underlying			Number of	Shares or Units
	Options	Options			Shares or Units	of Stock That
	Unexercised	Unexercised	Option Exercise	Option	of Stock That	Have not Vested
Name	Exercisable	Unexercisable	Price	Expiration Date	Have not Vested	(1)
D. Frank Harrison	94,444	105,556	$17.00	8/16/2015	66,667	$1,146,006

Zachary M. Graves	28,333	31,667	$17.00	8/16/2015	—	—
	25,000	75,000	$23.45	3/23/2016	—	—

Larry L. Bartlett	15,556	24,444	$18.70	11/8/2015	—	—
	10,000	30,000	$23.45	3/23/2016	—	—

Karl Benzer	—	—	—	—	—	—

(1)	Calculated by multiplying the number of unvested shares of restricted stock by the closing price of our common stock on the NASDAQ Global Market on December 29, 2006 of $17.19.

Option Exercises and Stock Vested in Fiscal 2006
     In fiscal 2006, there were no option exercises by any of our named executive officers. In addition, no vesting of restricted stock occurred with respect to the shares of restricted stock held by our named executive officers.
Nonqualified Deferred Compensation
     We do not currently have in place any nonqualified deferred compensation arrangements.
Pension Benefits
     We do not currently offer any pension benefits.
Potential Payments upon Termination or Change-in-Control
     The following table sets forth the potential payments due to our named executive officers assuming the executive’s employment was terminated by us without cause or by the executive for good reason or in the event of a change-in-control at December 31, 2006. The termination events, including those upon change of control, triggering payments or other benefits to our named executive officers, excluding our former Chief Operating Officer, Karl Benzer, are described under the headings “Employment Agreements” below. The terms of Mr. Benzer’s severance are described under the heading “Separation Agreement” below.
Termination For Good Reason or Termination Without Cause Following a Change of Control

			Vesting of
			Restricted	Excise Tax
Name	Salary (1)	Bonus (2)	Stock (3)	Gross-Up	Total
D. Frank Harrison	$1,350,000	$1,050,000	$1,146,006	$418,100	$3,964,106
Zachary M. Graves	$600,000	$630,000	$429,750	$170,315	$1,830,065
Larry L. Bartlett	—	—	—	—	—

(1)	Calculated based on three times the named executive officers’ base salary for the last twelve months.

(2)	Calculated based on the named executive officers’ average annual bonus for the last three years or such lesser number of years as the named executive officers may have been employed.

(3)	Calculated by multiplying the number of unvested shares of restricted stock by the closing price of our common stock on the NASDAQ Global Market on December 29, 2006.
Termination Without Cause

			Vesting of	Continued
			Restricted	Benefit Plan
Name	Salary (1)	Bonus (2)	Stock (3)	Coverage (4)	Total
D. Frank Harrison	$1,087,500	$350,000	$1,146,006	$14,588	$2,598,094
Zachary M. Graves	$483,333	$210,000	$429,750	$22,312	$1,145,395
Larry L. Bartlett	—	—	—	—	—

(1)	Calculated as an amount equal to the named executive officers’ base salary as in effect on the termination date continuing through the remaining term of each named executive officer’s agreement.

(2)	Calculated as the greater of any target bonus for the year of termination or the average of the immediately preceding two years’ annual incentive bonuses received by the named executive officer or such lesser number of years as the named executive officer may have been employed.

(3)	Reflects the estimated cost to us to provide existing medical and dental benefits to each named executive officer for the time period remaining in each named executive officer’s agreement.
Termination Upon Death
     In the event of the death of our Chief Executive Officer or Chief Financial Officer, the executive’s beneficiary will receive the named executives’ base salary for a period of 12 months and any benefits accrued through the date of death. At December 31, 2006, the base salaries of our Chief Executive Officer and Chief Financial Officer were $450,000 and $200,000, respectively.
Termination Upon Disability
     In the event of the disability of our Chief Executive Officer or Chief Financial Officer, the executive will continue to receive his base salary through the remaining term of the contract. Had the event occurred at December 31, 2006, our Chief Executive Officer and Chief Financial Officer would be entitled to $1,181,250 and $525,000, respectively, over the remaining term of the contracts.
2006 Director Compensation
     The following table contains information with respect to 2006 compensation of our directors who served in such capacity during that year, except that the 2006 compensation of those directors who are also our named executive officers is disclosed in the 2006 Summary Compensation Table above.
Director’s Compensation Table for the Fiscal Year Ended December 31, 2006

	Fees Earned or			All Other
Name	Paid in Cash	Stock Awards	Option Awards (1)	Compensation	Total
Mike Liddell	—	—	—	—	—
David L. Houston	$12,000	—	$58,267	—	$70,267
William R. Snipes	$10,000	—	$59,850	—	$69,850
Gary C. Hill	$4,000	—	$21,200	—	$25,200
Phillip Lancaster (2)	$8,000	—	$33,989	—	$41,989
Michael O. Thompson (2)	$—	—	$4,856	—	$4,856

(1)	Reflects the amount of expense recognized by our company for the fiscal year related to all outstanding equity awards for each named executive officer in accordance with SFAS No. 123 (R), disregarding any adjustments for potential forfeitures.

(2)	Mr. Thompson resigned from our board of directors in February 2006. Mr. Snipes was appointed to our board of directors in February 2006 to fill the vacancy created by Mr. Thompson’s resignation. Mr. Lancaster resigned from our board of directors in August 2006. Mr. Hill was appointed to our board of directors in August 2006 to fill the vacancy created by Mr. Lancaster’s resignation.
     Non-employee directors are paid a monthly retainer of $1,000 and a per meeting attendance fee of $500 and are reimbursed for all ordinary and necessary expenses incurred in the conduct of our business. Historically, our non-employee directors received grants of options to purchase 20,000 shares of our common stock under our 2006 Stock Incentive Plan. We anticipate that in the future our non-employee directors will receive restricted stock awards, rather than options, in such amounts that will be determined by the Compensation Committee in its discretion. Members of our board of directors who are also officers or employees of our company, including our named executive officers, do not receive any additional compensation for their services as directors.
2006 Stock Incentive Plan
     Our board of directors and a majority of our stockholders approved our 2006 Stock Incentive Plan, which we refer to as the 2006 Plan, effective April 20, 2006. No further awards will be made under the 2005 Plan discussed below. The purpose of the 2006 Plan is to provide a means by which eligible recipients of awards may be given an opportunity to benefit from increases in value of our common stock through the granting of one or more of the following awards: (1) incentive stock options, (2) nonstatutory stock options, (3) restricted awards, (4) performance awards and (5) stock appreciation rights.
     The purpose of the plan is to enable our company, and any of its affiliates, to attract and retain the services of the types of employees, consultants and directors who will contribute to our long range success and to provide incentives that are linked directly to increases in share value that will inure to the benefit of our stockholders.
     Eligible award recipients are employees, consultants and directors of our company and its affiliates. Incentive stock options may be granted only to our employees. Awards other than incentive stock options may be granted to employees, consultants and directors. The shares that may be issued pursuant to awards consist of our authorized but unissued common stock, and the maximum aggregate amount of such common stock that may be issued upon exercise of all awards under the plan, including incentive stock options, may not exceed 2,500,000 shares, subject to adjustment to reflect certain corporate transactions or changes in our capital structure.
     In 2006, we granted (i) 66,667 shares of restricted stock to D. Frank Harrison, (ii) 100,000 options to purchase shares of our common stock to Zachary M. Graves and (iii) 40,000 options to purchase shares of our common stock to Larry Bartlett. The restrictions related to the shares awarded to Mr. Harrison will lapse in six approximately equal semi-annual installments beginning on the date of grant. The options granted to Messrs Graves and Bartlett have a weighted average exercise price of $23.45 per share, have a term of ten years and vest in 36 equal monthly installments beginning on the date of grant. We also granted options to purchase 70,000 shares of our common stock to Karl Benzer, our former Chief Operating Officer, which were forfeited in connection with his resignation from our company in August 2006. In addition, we have granted 40,000 options to eligible non-employee directors as described in “Director Compensation” above. We also granted restricted stock of 25,000 shares to Zachary M. Graves and Larry Bartlett in February 2007. As of March 31, 2007, options to purchase 20,000 shares of our common stock with a weighted average exercise price of $18.69 per share and 185,667 shares of restricted common stock were outstanding under our 2006 plan. There were 1,515,333 shares available for future grants under our 2006 plan as of March 31, 2007.
2005 Stock Incentive Plan
     Our 2005 Stock Incentive Plan was adopted on July 20, 2005 and amended on November 16, 2005. The purpose of the 2005 plan was to enable us, and any of our affiliates, to attract and retain the services of the types of employees, consultants and directors who would contribute to our long-range success and to provide incentives which were linked directly to increases in share value which will inure to the benefit of our stockholders. The 2005 plan provided a means by which eligible recipients of awards may be given an opportunity to benefit from increases in value of our common stock through the granting of incentive stock options and nonstatutory stock options. Eligible award recipients under the 2005 Plan were our and our affiliates’ employees, consultants and directors. Incentive stock options under the 2005 plan could be granted only to employees. Awards other than incentive stock options under the 2005 plan could be granted to employees, consultants and directors. The shares that may be issued upon exercise of the options are from authorized but unissued common stock, and the maximum aggregate amount of such common stock which may be issued upon exercise of all awards under the plan, including incentive stock options, could not exceed 1,000,000 shares, subject to adjustment to reflect certain corporate transactions or changes in our capital structure. Under the 2005 plan, employee stock options generally became exercisable in equal monthly installments over a three-year period, and all options generally expire ten years after the date of grant. As of March 31, 2007, options to purchase 799,000 shares of our common stock with a weighted average exercise price of $20.41 were outstanding under our 2005 plan. No more shares remain available for future grants of awards under the 2005 plan and, as a result, no further awards will be made under this plan.
401(k) Plan
     We implemented a new 401(k) retirement plan for our eligible employees during 2006. Under the plan, we match 100% of employees’ contributions up to 5% of eligible compensation. Employee and employer contributions vest immediately. Our contributions for the years ended December 31, 2006 and 2005 were $698,000 and $58,000, respectively.
Employment Agreements
     Effective as of August 8, 2006, we entered into employment agreements with each of D. Frank Harrison, our Chief Executive Officer and Zachary M. Graves, our Chief Financial Officer. The agreements each have a three year term, subject to automatic extensions for one additional year so that the remaining term will be not less than two or more than three years. The employment agreements provide for a base salary of $450,000 per year for Mr. Harrison and $200,000 per year for Mr. Graves. Mr. Graves will be eligible to receive an annual bonus as established by our board of directors (or the compensation committee of the board of directors) and Mr. Harrison will be eligible to receive an annual bonus in an amount not less than 66.7% of his annual base salary. If we terminate either of these employment agreements without cause, the executive is entitled to severance pay in an amount equal to: (1) the base salary earned and unpaid through the date of such termination plus the executive’s base salary for the remainder of the term of his agreement; provided, however, that such amount may not be less than twice the base salary in effect on the date of the termination, plus (2) the greater of any target bonus for the year of termination or the average of the two immediately preceding years’ annual incentive bonuses; plus (3) any vacation pay accrued through the date of the termination. If, within two years following a change of control or following a potential change of control which is followed within one year by a change of control, we terminate the employment of any of these executives without cause or such executive resigns for good reason, such executive would be entitled to a severance payment, payable in a lump sum in cash following such executive’s termination, in an amount equal to three times his base salary for the twelve calendar months immediately preceding the date of termination plus an amount equal to the average annual bonus for the last three years or such lesser number of years as the named executive officers may have been employed with us.
     The employment agreements also provide that in the event of a termination of the named executive officer’s employment (i) by us without cause, (ii) by the executive for good reason or (iii) in connection with a change of control or potential change of control, (a) all units, stock options, incentive stock options, performance shares, stock appreciation rights and restricted stock held by such executive immediately prior to such termination will immediately become 100% vested and (b) the named executive officer’s right to exercise any previously unexercised options will not terminate until the latest date on which such option would expire but for the executive’s termination of employment.
     As defined in the employment agreements, “change of control” occurs in the event any individual, entity or group, other than these named executive officers or their affiliates, or Wexford Capital LLC or its affiliates, acquires beneficial ownership of 40% or more of either (a) the then outstanding shares of our common stock or (b) the combined voting power of our then outstanding voting securities entitled to vote generally in the election of directors, provided that any acquisition by any employee benefit plan (or related trust) sponsored or maintained by us or any corporation controlled by us will not constitute a “change in control.” In addition, change of control occurs when the individuals who, as of the date of these employment agreements, constitute our board of directors (the “incumbent board”) cease for any reason to constitute at least a majority of our board of directors. Any individual becoming a director subsequent to the date of these employment agreements whose election, or nomination for election by our stockholders, is approved by a vote of at least a majority of the directors then comprising the incumbent board will be considered a member of the incumbent board as of the date thereof, but any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the incumbent board will not be deemed a member of the incumbent board as of the date of these employment agreements. In addition, a change of control will occur upon the consummation of certain specified business combinations and upon the approval by our stockholders of a complete liquidation or dissolution of the Company.
     As defined in the employment agreement, “potential change of control” means the earliest to occur of the following events: (i) we enter into an agreement the consummation of which, or the approval by stockholders of which, would constitute a change of control; (ii) proxies for the election of members of the board of directors are solicited by any person other than the Company; (iii) any person publicly announces an intention to take or to consider taking actions which, if consummated, would constitute a change of control; or (iv) any other event occurs which is deemed to be a potential change of control by the board of directors and the board adopts a resolution to the effect that a potential change of control has occurred.
     The employment agreements also provide that in the event of termination upon the disability of the named executive officer, we will pay him his base salary in effect on the date of termination through the remaining term of the employment agreement, but in any event through the expiration date. The payment of such amounts will be made during the remaining term of the employment agreements in installments consistent with our normal payroll practices; provided, however, that if the named executive officer is a “specified employee” as defined in regulations under Section 409A of the Internal Revenue Code, such payments will commence on the first payroll payment date that is more than six months following the termination date and the first payment will include any amounts that would have otherwise been payable during the six-months period. Notwithstanding the foregoing, the amounts payable to the named executive officer in the event of termination upon disability will be reduced by any benefits payable under any of our disability plans to such named executive officer. If the named executive officer dies during the term of his employment agreement, his employment will be terminated on such date and his estate will be entitled to receive his base salary for a period of twelve months after the effective date of such termination any other benefits accrued through the effective date of such termination.
     In addition, in the event it is determined that any payment or distribution by us or our subsidiaries or affiliates to or for the benefit of the named executive officer (whether paid or payable or distributed or distributable pursuant to the terms of his employment agreement or otherwise) is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code or any interest or penalties related to such excise tax the named executive officer will be entitled to receive an additional gross-up payment from us. The gross-up payment will be equal to the amount such that after payment by the named executive officer of all taxes (including the excise tax, income taxes, interest and penalties imposed with respect to such taxes) on the gross-up payment, the named executive officer will retain an amount of the gross-up payment equal to the excise tax imposed on the payment or distribution to or for the benefit of such named executive officer.
     The agreements also provide that each executive may not, during the term of his employment with us and for a period extending one year from the date of the termination of his employment with us, disclose any confidential information regarding our company or use any such confidential information for any purpose other than the performance of his employment with us. Each executive is also prohibited, during the term of his employment with us and for a period of six months following the termination of his employment with us for any reason other than without cause, from soliciting, inducing, enticing or attempting to entice any employee, contractor, customer, vendor or subcontractor to terminate or breach any relationship with us or any of our subsidiaries or affiliates.
Severance Agreement
     In connection with the resignation of our former Chief Operating Officer, Karl W. Benzer, on September 12, 2006, we and Mr. Benzer entered into a separation agreement and release, effective as of August 26, 2006. Pursuant to the separation agreement, our employment agreement with Mr. Benzer, effective as of August 25, 2005, was terminated, with the exception of the restrictive covenants concerning non-disclosure, non-recruitment and non-solicitation by Mr. Benzer and certain other obligations that survive the termination of the agreement, and Mr. Benzer released us and our affiliates and certain others from any claims he may have relating to matters or events arising on or before the effective date of the separation agreement. Under this agreement, we agreed to continue to pay Mr. Benzer through December 31, 2006, consistent with past practices. The amount paid to Mr. Benzer from date of resignation to December 31, 2006, was $61,538. In January 2007, Mr. Benzer was paid the remaining amount due to him under the terms of his employment agreement, discounted at approximately twenty percent. This amount totaled $564,769.
Liability Insurance and Indemnification Agreements
     We have obtained liability insurance for our current directors and officers. We have also entered into contractual indemnification arrangements with our directors and executive officers under which we have agreed, in certain circumstances, to compensate them for costs and liabilities incurred in actions brought against them while acting as directors or executive officers of our company.
     At present, there is no pending litigation or proceeding involving any of our directors, officers or employees for which indemnification from us is sought.
Equity Compensation Plan Information
     The following table provides information as of December 31, 2006 with respect to shares of our common stock that may be issued under our equity compensation plans as of December 31, 2006:

Number of
Securities
Remaining Available
	Number of		for Future Issuance
	Securities to be	Weighted Average	Under Equity
	Issued Upon	Exercise Price Per	Compensation Plans
	Exercise of	Share of	(Excluding
	Outstanding	Outstanding	Securities
	Options, Warrants	Options, Warrants	Reflected in Column
Plan Category	and Rights	and Rights	(a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	831,700	20.39	1,601,600	(1)
Equity compensation plans not approved by security holders	—	—	—
Total	831,700	20.39	1,601,600	(1)

(1)	As of the record date, we had options to purchase an aggregate of 799,000 shares of our common stock outstanding and had issued 185,667 shares of our restricted common stock under the 2005 Stock Incentive Plan and the 2006 Stock Incentive Plan. The securities remaining available for future issuance reflect the securities that may be issued under the 2006 Stock Incentive Plan, as no more shares remain available for the grant of awards under the 2005 Stock Incentive Plan.
Compensation Committee Interlocks and Insider Participation
     We do not currently have a compensation committee. None of our executive officers serves, or has served during the past year, as a member of the board of directors or compensation committee of any other company that has one or more executive officers serving as a member of our board of directors or compensation committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
     The following table sets forth certain information regarding the beneficial ownership of our common stock as of the record date:
•	each of our directors;

•	each of our named executive officers;

•	all of our directors and executive officers as a group; and

•	each person, or group of affiliated persons, known to us to beneficially own 5% or more of our outstanding common stock.
     Except as otherwise indicated, the beneficial owners named in the table below have sole voting and investment power with respect to all shares of capital stock held by them.

	Shares	Percent of Shares
	Beneficially	Beneficially
Name	Owned	Owned (1)
5% Stockholders
Wellington Management Company, LLP (2)	2,368,315	9.1%

Directors and Named Executive Officers
D. Frank Harrison (3)	138,890	*
Mike Liddell	—	*
David L. Houston (4)	12,778	*
William R. Snipes (5)	8,889	*
Gary C. Hill (6)	6,111	*
Zachary M. Graves (7)	82,778	*
Larry L. Bartlett (8)	40,000	*
Directors and executive officers as a group (7 persons) (9)	289,446	1.1%

*	Less than one percent.

(1)	Percentage of beneficial ownership is based upon 26,019,441 shares of common stock outstanding on the record date. For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares which such person owns or has the right to acquire within 60 days. For purposes of computing the percentage of outstanding shares held by each person or group of persons named above, any security which such person or group of persons has the right to acquire within 60 days is deemed to be outstanding for the purpose of computing the percentage ownership for such person or persons, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. As a result, the denominator used in calculating the beneficial ownership among our stockholders may differ.

(2)	Based solely upon information obtained from Schedule 13G filed with the SEC on February 14, 2007 on behalf of Wellington Management Company, LLP, or Wellington. Wellington, in its capacity as investment advisor, has shared power to vote or to direct the vote with respect to 1,182,815 shares of our common stock and has shared power to dispose or to direct the disposition of 2,368,315 shares of our common stock. These shares are owned of record by clients of Wellington which have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, these shares. Wellington’s address is 75 State Street, Boston, Massachusetts 02109.

(3)	Includes (i) options to purchase 127,778 shares of our common stock, all of which are exercisable within 60 days of the record date and (ii) 11,112 shares of our restricted common stock, which restrictions have lapsed or will lapse in approximately within 60 days Does not include 55,555 shares of restricted stock, none of which restrictions will lapse within 60 days of the record date.

(4)	Includes options to purchase 12,778 shares of our common stock, all of which are exercisable within 60 days of the record date.

(5)	Includes options to purchase 8,889 shares of our common stock, all of which are exercisable within 60 days of the record date.

(6)	Includes options to purchase 6,111 shares of our common stock, all of which are exercisable within 60 days of the record date.

(7)	Includes options to purchase 82,778 shares of our common stock, all of which are exercisable within 60 days of the record date. Does not include 25,000 shares of restricted stock, none of which restrictions will lapse within 60 days of the record date.

(8)	Includes options to purchase 40,000 shares of our common stock, all of which are exercisable within 60 days of the record date. Does not include 25,000 shares of restricted stock, none of which restrictions will lapse within 60 days of the record date.

(9)	Includes (i) options to purchase 278,334 shares of our common stock, all of which are exercisable within 60 days of the record date and (ii) 11,112 shares of our restricted common stock, which restrictions have lapsed or will lapse in approximately within 60 days Does not include 105,555 shares of restricted stock, none of which restrictions will lapse within 60 days of the record date.
COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934
     Section 16(a) of the Securities Exchange Act of 1934 requires executive officers and directors, and persons beneficially owning more than 10% of our stock to file initial reports of ownership and reports of changes in ownership with the SEC and with us. Based solely on a review of the reports sent to us and written representations from the executive officers and directors, we believe that all Section 16(a) filing requirements for the year ended December 31, 2006 applicable to our directors, executive officers and greater than 10% beneficial owners were satisfied.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Review and Approval of Related Party Transactions
     It is our policy that all employees and directors, as well as their family members, must avoid any activity that is or has the appearance of conflicting with our business interest. This policy is included in our Code of Business Conduct and Ethics posted on our website. Each director and executive officer is instructed to always inform the designated compliance officer when confronted with any situation that may be perceived as a conflict of interest. Only our board of directors or a committee consisting solely of independent directors may grant waivers of the provisions of our Code of Business Conduct and Ethics for our executive officers and directors. In addition, at least annually, each director and executive officer completes a detailed questionnaire specifying any business relationship that may give rise to a conflict of interest.
     Under the audit committee charter, the audit committee of our board of directors is responsible for reviewing and monitoring compliance with our Code of Business Conduct and Ethics and recommending any warranted changes to the board of directors. In addition, our board of directors, and pursuant to its charter, our audit committee, reviews and approves all relationships and transactions in which we and our directors, director nominees and executive officers and their immediate family members, as well as holders of more than 5% of any class of our voting securities and their family members, have a direct or indirect material interest. Our board of directors and our audit committee will approve only those transactions that, in light of known circumstances, are consistent, or are not inconsistent with, our best interests, as they determine in the good faith exercise of their discretion.
Administrative Services Agreement and Lease of Space
     Effective April 1, 2005, we entered into an administrative services agreement with our affiliate Gulfport Energy Corporation, which we refer to as Gulfport. Under this agreement, Gulfport agreed to provide certain services to us, including accounting, human resources, legal and technical support services. In return for the services, we agreed to pay Gulfport an annual fee of approximately $414,000 payable in equal monthly installments during the term of this agreement. In addition, we leased approximately 1,200 square feet of office space from Gulfport for our headquarters for an annual rent of $20,880 payable in equal monthly installments. The services we received under the administrative services agreement and the fees for such services could be amended by mutual agreement of the parties. In January 2006, we reduced the level of administrative services being provided by Gulfport and increased our office space to approximately 2,500 square feet. As a result, our annual fee for administrative services was reduced to approximately $150,000 and our annual rental was increased to approximately $44,000. The administrative services agreement had a three-year term, and upon expiration of that term the agreement would continue on a month-to-month basis until cancelled by either party with at least 30 days prior written notice. The administrative services agreement was terminable (1) by us at any time with at least 30 days prior written notice to Gulfport and (2) by either party if the other party was in material breach of the agreement and such breach had not been cured within 30 days of receipt of written notice of such breach. We terminated the administrative services agreement effective April 1, 2006. We paid Gulfport approximately $96,000 in consideration for these services during 2006. At December 31, 2006, no amounts were owed to Gulfport or included in accounts payable. Prior to entering into this administrative services agreement, we reimbursed Gulfport for its dedicated employee time, office space and general and administrative costs based upon the pro rata share of time its employees spent performing services for us. Two of our directors, Mike Liddell and David L. Houston, are also directors of Gulfport and Mr. Liddell is Gulfport’s Chairman. The Chairman and controlling member of Wexford beneficially owned approximately 42% of the outstanding common stock of Gulfport as of March 31, 2007. Wexford beneficially owned 56.3% of our common stock as of March 2006 before selling 1.75 million shares of our common stock in an underwritten offering. Wexford thereafter continued to sell its shares of our common stock from time to time and, as of March 31, 2007, beneficially owned 1.1% of our outstanding common stock. The administrative services agreement was entered into prior to the completion of our initial public offering and the adoption of our Code of Business Conduct and Ethics and was approved by Wexford Capital LLC, which at the time was the sole beneficial owner of the Company.

Credit Facilities
     On July 1, 2004, we entered into a revolving line of credit with International Bank of Commerce with a borrowing base of the lesser of $2.0 million or 80% of current receivables. Our performance obligations under this credit facility were guaranteed by Wexford Partners VI, L.P., a fund controlled by Wexford, and Taurus Investors, LLC, a member of our predecessor company that is also controlled by Wexford. Borrowings under this line bore interest at a rate equal to the greater of 4.0% or JPMorgan Chase prime. Accrued but unpaid interest was payable monthly. On January 1, 2005, we amended our line of credit with International Bank of Commerce to increase the borrowing base to the lesser of $3.0 million or 80% of current receivables. The line of credit had a maturity date of November 1, 2006. At December 31, 2005, our outstanding borrowings under this line of credit were $3.0 million. We repaid all outstanding borrowings under this line of credit in January 2006 with borrowings under our new revolving facility and the line of credit was terminated.
Drilling Services
     During 2006, we received $9.2 million for drilling services rendered to Windsor Energy Group, LLC, an affiliate of Wexford. On January 26, 2006, we entered into a term contract with Windsor, in which we agreed to provide Windsor a drilling rig for a period of two years. Under the terms of this contract, Windsor agreed to pay us a day work rate of $21,000 for the first twelve months of the contract term and a day work rate of $23,000 for the subsequent twelve months of the contract term. On July 20, 2005, we entered into a term contract with Windsor, in which we agreed to provide Windsor a drilling rig for a period of seventeen months. Under the terms of this contract, Windsor agreed to pay us a day work rate of $16,000 for the first five months of the contract term and a day work rate of $17,000 for the subsequent twelve months of the contract term.
     During 2006, we received $835,000 for drilling services rendered to Diamondback Energy Services, LLC, an entity controlled by Wexford. These contracts for our drilling services were entered into in the ordinary course of business and, on the whole, contain terms no more favorable to Windsor than those contained in our contracts with unrelated third parties.
Consulting Agreement with Michael O. Thompson
     Effective February 28, 2006, Michael O. Thompson resigned from his positions as a member of our board of directors. In connection with his resignation, we entered into a consulting agreement with Mr. Thompson under which Mr. Thompson has agreed to provide us with consulting services for a period of approximately 30 months. Although Mr. Thompson will not receive any additional compensation for providing these services to us, the stock options granted to him under our 2005 Stock Incentive Plan will continue to vest in accordance with their terms. The consulting agreement with Mr. Thompson was approved by our board of directors, including the approval of the three independent directors comprising our audit committee.

ADDITIONAL INFORMATION
Stockholders Sharing a Common Address
     If you and other residents at your mailing address own common stock in street name, your broker or bank may have sent you a notice that your household will receive only one annual report and proxy statement for each company in which you hold stock through that broker or bank. Nevertheless, each stockholder will receive a separate proxy card. This practice, known as “householding,” is designed to reduce our printing and postage costs. If you did not respond that you did not want to participate in householding, the broker or bank will assume that you have consented, and will send one copy of our annual report and proxy statement to your address. You may revoke your consent to householding by contacting your broker, if you hold common stock in street name, or our corporate secretary, if you are the registered holder of the common stock. The revocation of your consent to householding will be effective 30 days following its receipt. Upon written or oral request to our corporate secretary at the address or telephone number provided above, we will deliver promptly a separate copy of this proxy statement to a stockholder at a shared address to which a single copy of this proxy statement was delivered. By written or oral request to the same address (i) a stockholder may direct a notification to us that the stockholder wishes to receive a separate annual report or proxy statement in the future or (ii) stockholders who are sharing an address and who are receiving delivery of multiple copies of our annual reports or proxy statements can request delivery of only a single copy of these documents to their shared address.
Incorporation by Reference
     The material under the headings “Report of Audit Committee” and “Report of the Board of Directors on Executive Compensation” and the disclosure regarding independence of the members of the audit committee, compensation committee and nominating and corporate governance committee shall not be deemed to be “filed” with the SEC nor deemed incorporated into any future filing with the SEC, except to the extent that we specifically incorporate it by reference into the filing.
OTHER MATTERS
     Our board knows of no other business that will be presented at the annual meeting. If any other business is properly brought before the annual meeting, proxies received will be voted in respect thereof in accordance with the recommendation of our board. Discretionary authority with respect to such other matters is granted by the execution of the enclosed proxy.
QUESTIONS?
     If you have questions or need more information about the annual meeting, write to:
Bronco Drilling Company, Inc.
16217 N. May Avenue
Edmond, Oklahoma 73013
Attention: Zachary M. Graves, Secretary
By order of the Board of Directors
/s/ D. FRANK HARRISON
D. Frank Harrison
Chief Executive Officer
April 27, 2007
Edmond, Oklahoma

FORM OF PROXY CARD

Bronco Drilling Company, Inc.
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MR. A SAMPLE		000000000.000 ext
DESIGNATION (IF ANY)		000000000.000 ext
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ADD 6		C 1234567890	J N T

☐	Mark this box with an X if you have made
changes to your name or address details above.
Annual Meeting Proxy Card
A. Election of Directors
1. The Board of Directors recommends a vote FOR the listed nominees.

	For	Withhold		For	Withhold
01 - Mike Liddell	☐	☐	04 — Gary C. Hill	☐	☐
02 - D. Frank Harrison	☐	☐	05 — William R. Snipes	☐	☐
03 - David L. Houston	☐	☐
In their discretion, the Proxies are authorized to consider and act upon any other matter which may properly come before the meeting or any adjournment thereof.
B. Authorized Signatures — Sign Here — This section must be completed for your instructions to be executed.
NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title.

Signature 1 — Please keep signature within the box	Signature 2 — Please keep signature within the box	Date (mm/dd/yyyy)

☐☐ / ☐☐ / ☐☐

0 0 9 3 6 2	1 U P X	C O Y

Proxy — Bronco Drilling Company, Inc.
You are cordially invited to attend the Annual Meeting of Stockholders
To be held on June 1, 2007, at
10:00 a.m. Central Standard Time, at
The Simmons Center, 800 Chisholm Trail Parkway, Duncan, Oklahoma 73533.

Proxy Solicited on Behalf of the Board of Directors for the 2007 Annual Meeting of Stockholders
The undersigned hereby appoints D. Frank Harrison, Mark Dubberstein and Zachary M. Graves as proxies, each with power to act alone and with full power of substitution, to vote all of the shares that the undersigned is entitled to vote at the Annual Meeting of Stockholders of Bronco Drilling Company, Inc. to be held on June 1, 2007, at 10:00 a.m. Central Time and any postponements or adjournments thereof, with all the powers that the undersigned would possess if personally present.
The undersigned acknowledges receipt of the 2007 Notice of Annual Meeting and accompanying Proxy Statement and revokes all prior proxies for said meeting.
THE SHARES REPRESENTED BY THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO SPECIFIC DIRECTION IS GIVEN AS TO THE PROPOSAL ON THE REVERSE SIDE, THIS PROXY WILL BE VOTED FOR EACH OF THE NOMINEES NAMED IN ITEM 1. PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY.